ACQUISITIONS
On August 3, 2007, Frontegra Columbus Core Plus Fund acquired all the net assets of
Columbus Core Plus Fund pursuant to a plan of reorganization approved by Columbus Core Plus Fund shareholders on July 24, 2007.
The acquisition was accomplished by a tax-free exchange of 4,547,897 shares of Frontegra Columbus Core Plus Fund
(valued at $139,917,106) for the 14,269,548 shares of Columbus Core Plus Fund outstanding on August 3, 2007.
Columbus Core Plus Fund's net assets at that date ($139,917,106), including $110,920 of unrealized appreciation, were combined with those of Frontegra Columbus Core Plus Fund. The aggregate net assets of Frontegra Columbus
Core Plus Fund and Columbus Core Plus Fund immediately before the acquisition were $277,318,845 and $139,917,106, respectively.
The combined net assets after the acquisition were $417,235,951.

On August 3, 2007, Frontegra Columbus Core Fund acquired all the net assets of
Columbus Core Fund pursuant to a plan of reorganization approved by Columbus Core Fund shareholders on July 24, 2007.
The acquisition was accomplished by a tax-free exchange of 1,425,913 shares of Frontegra Columbus Core Fund
(valued at $14,423,390) for the 1,480,025 shares of Columbus Core Fund outstanding on August 3, 2007.
Columbus Core Fund's net assets at that date ($14,423,390), including ($815) of unrealized depreciation, were combined with those of Frontegra Columbus Core Fund. The aggregate net assets of Frontegra Columbus
Core Fund and Columbus Core Fund immediately before the acquisition were $91,486,920 and $14,423,390, respectively.
The combined net assets after the acquisition were $105,910,310.